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EXHIBIT 10.2
PROMISSORY NOTE

$1,200.00
Santa Ana, California
December 12, 2000

     THE UNDERSIGNED promises to pay to the order of Mezzanine Associates, LLC at 1516 Brookhollow Drive, Suite D, Santa Anna, CA 92705, or at such other place as the holder hereof may designate in writing, the sum of one thousand two hundred dollars ($1,200.00), with interest thereon at the rate of 10% per annum from the date hereof. Principal and interest shall be due and payable one year from the date hereof.

     Prepayment of this note may be made at any time without penalty.

     In the event of commencement of suit to enforce payment of this note, the undersigned agrees to pay such additional sum as attorney's fees as the court may adjudge reasonable.

     Mezzanine Investment Corporation

     By: /s/ Eric Chess Bronk
             Eric Chess Bronk, President